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                                                                    EXHIBIT 10.2
                                                                    ------------

                             MORTGAGE LOAN AGREEMENT

                            Dated as of May 29, 1998

         PRECISION RESPONSE CORPORATION, a Florida corporation (the "Borrower") and NATIONSBANK, N.A., a national banking association ("Bank") hereby agree as follows:

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested a Five Million One Hundred Twenty Thousand Dollar ($5,120,000.00) mortgage loan from Bank; and

         WHEREAS, on this date Borrower has executed a Consolidated Renewal Promissory Note (the "Note") in favor of Bank in the principal amount of Five Million One Hundred Twenty Thousand Dollars ($5,120,000.00); and

         WHEREAS, on this date Borrower has executed a Restated and Modified Mortgage and Spreader Agreement (the "Mortgage"); and

         WHEREAS, Borrower and Bank desire to set forth in this Agreement certain terms and conditions pertaining to the Loan;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

            SECTION 1.01   DEFINITIONS.

                           (a) CAPITALIZED TERMS.  For the purposes of this
                               Agreement:

         "ACQUISITION" means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

         "ADJUSTED LIBOR RATE" means for any Interest Period a rate per annum (rounded upward to the next higher 1/100th of 1.00%) equal to the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to one minus the Reserve Requirement in effect from time to time during such Interest Period.

         "AFFILIATE" means any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Borrower; or (ii) which beneficially owns or holds 10% or more of the aggregate voting rights for all of the




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Borrower's classes of outstanding Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the aggregate voting rights of such Person) of the Borrower; or 10% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the aggregate voting rights of such Person) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Stock, by contract or otherwise.

         "AGREEMENT" means this Agreement, as amended in writing from time to time.

         "AGREEMENT DATE" means the date as of which this Agreement is dated.

         "APPLICABLE LAW" means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts and arbitrators.

         "AUTHORIZED REPRESENTATIVE" means any of the President, the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Borrower or, with respect to financial matters, the Chief Financial Officer or Treasurer of the Borrower, or any other Person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative.

         "BOARD" means the Board of Governors of the Federal Reserve System (or any successor body).

         "BORROWER" means Precision Response Corporation, a Florida corporation. However, for the purpose of all financial covenants, financial information and financial disclosures as to Borrower contained in this Agreement, the term "Borrower" shall mean collectively Borrower and all existing and hereafter acquired Subsidiaries of Borrower as presented in Borrower's consolidated financial statements.

         "BORROWER'S ACCOUNT" means a demand deposit with the Bank as designated by Borrower from time to time.

         "BUSINESS DAY" means any day (other than a Saturday) on which the Bank's Office is open for business and, if the day relates to a LIBOR Rate Loan, on which most banks are open for international business (including dealings in Dollar deposits) in London, England.

         "CAPITAL EXPENDITURES" means, with respect to the Borrower, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized and (ii) with respect to any Capital Lease entered into by

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the Borrower or any Subsidiary during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements), all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         "CAPITAL LEASES" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time (including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof).

         "CAPITAL SECURITIES" means, with respect to any Person, any shares of capital stock of such Person or any security convertible into, or any option, warrant or other right to acquire, any shares of capital stock of such Person.

         "CHANGE OF CONTROL" means any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than David Epstein and Mark J. Gordon (and/or any trusts or other entities owned or controlled by them) either (i) becoming the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or securities convertible into or exchangeable for such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower or (ii) otherwise attains the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower.

         "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "COLLATERAL" has the meaning ascribed to that term in the Mortgage.

         "CONSISTENT BASIS" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.01.

         "CONTRACT" means an indenture, agreement (other than this Agreement and any other Loan Document), other contractual restriction, lease, instrument (other than the Notes), certificate of incorporation or charter, or bylaw.

         "COST OF ACQUISITION" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire Capital Securities of the Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Funded Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on

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the financial statements of the Borrower and its Subsidiaries in accordance with
Generally Accepted Accounting Principles, (v) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vi) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction and other similar transaction costs so incurred.

         "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "DEFAULT RATE" means a rate per annum equal to the floating rate applicable to the Loan for each such Interest Period plus 3.00%.

         "DOLLARS" and the sign "$" mean lawful money of the United States of America.

         "EBIT" means, for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) net income excluding therefrom the restructuring and other non-recurring charges of the Borrower incurred in the fiscal quarter ended September 30, 1997, (ii) interest expense, and (iii) taxes on income of the Borrower, and (iv) any extraordinary loss in such period minus (v) any extraordinary gain in such period, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         "EBITDA" means, for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) net income excluding therefrom the restructuring and other non-recurring charges of the Borrower incurred in the fiscal quarter ended September 30, 1997, (ii) interest expense,
(iii) income tax expense of the Borrower, (iv) amortization expense of the Borrower, (v) depreciation of the Borrower and its Subsidiaries, and (vi) any extraordinary loss in such period minus (vii) any extraordinary gain in such period, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         "ENVIRONMENTAL LAWS" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

         "EVENT OF DEFAULT" means any of the events or occurrences specified in
Section 7.01;

         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards to the nearest 1/100th of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day,

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provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transaction as determined by the Agent.

         "FISCAL YEAR" means the twelve-month fiscal period of the Borrower and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

         "FIXED CHARGES" means, with respect to any period of computation thereof, the sum of (i) interest expense plus (ii) Rents Expense.

         "FOUR-QUARTER PERIOD" means a period of four full consecutive fiscal quarters (whether or not in the same Fiscal Year) of the Borrower and its Subsidiaries, taken together as one accounting period.

         "FUNDED DEBT" of any Person means at any time, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable that arise in the ordinary course of business but only if and so long as the same are payable on customary trade terms, (iv) all obligations of such Person with respect to Capital Leases, (v) all obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all obligations with respect to interest rate and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any Contract relating to such obligations provides for the netting of amounts payable by and to such Person thereunder or if any such Contract provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount thereof, (vii) all of the foregoing owed by others but secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a lien on any asset of such Person, whether or not such debt is assumed by such Person, (viii) all of the foregoing owed by others but guaranteed by such Person, and (ix) any other obligation for borrowed money which would be properly classifiable as debt under Generally Accepted Accounting Principles applied on a Consistent Basis.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect in the United States of America from time to time.

         "GOVERNMENTAL AUTHORITY" means any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, a state thereof, or a foreign entity or government.

         "GUARANTIES" means all obligations of the Borrower directly or indirectly guaranteeing, or in effect guaranteeing, any debt or other obligation of any other Person.

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         "HAZARDOUS MATERIAL" means and includes any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling. storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

         "INFORMATION" means written data, services, reports, statements (including, but not limited to, financial statements delivered pursuant to or referred to in this Agreement, opinions of counsel, documents and other information, whether, in the case of any such in writing, it was prepared by the Borrower, or any other Person on behalf of the Borrower.

         "INTANGIBLE ASSETS" means those assets of the Borrower which are any of the following: (1) deferred charges, other than prepaid advertising, prepaid insurance and prepaid taxes, (2) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expenses, customer lists or other similar assets which would be classified as intangible assets on a balance sheet of the Borrower prepared in accordance with Generally Accepted Accounting Principles,
(3) unamortized debt, discount or expense, or (4) notes or other debt owed to the Borrower by its Affiliates.

         "INTEREST PERIOD" means a period commencing, in the case of the first Interest Period applicable to the Loan, on the date of the making of the Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, and ending one month thereafter on the same day, except that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Business Day of a calendar month, and (c) no Interest Period shall extend past the Maturity Date.

         "LIBOR RATE" means, the rate per annum (rounded upwards to the nearest 1/100 of 1.00%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that, if, for any reason, such rate is not available, the term "LIBOR Rate" shall mean, with respect to any Interest Period for a LIBOR Rate Loan, the rate per annum (rounded upwards to the nearest 1/100 of 1.00%) appearing on a Reuters Screen LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIEN", as applied to the property or assets (or the income or profits therefrom) of any Person, means (in each case, whether the same is consensual or nonconsensual or arises by Contract, operation of law, legal process or otherwise): any mortgage, lien, pledge, attachment, levy, charge, or other security interest or encumbrance of any kind in respect of any property or assets of such Person, or upon the income or profits therefrom.

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         "LOAN" means the $5,120,000 Mortgage loan from Bank to Borrower.

         "LOAN DOCUMENTS" means this Agreement, the Note, the Mortgage and Security Agreement, and each document, instrument, certificate, and opinion executed and delivered in connection with any of the foregoing, each as amended, modified or replaced from time to time.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, or (ii) the rights, powers and remedies of Bank under any Loan Documents or the validity, legality or enforceability thereof (including for purposes of clause (ii) the imposition of materially burdensome conditions on the Bank in enforcing such rights, powers and remedies).

         "MAXIMUM PERMISSIBLE RATE" means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on any Bank or (ii) any Bank being unable to enforce payment of (or if collected, to retain) all or part of such amount or the interest payable thereon.

         "MORTGAGE" means that certain Restated and Modified Mortgage and Security Agreement and Spreader Agreement of even date herewith from Borrower, as Mortgagor, in favor of Bank, as Mortgagee.

         "MORTGAGE PROPERTY" means the property located in Broward County, Florida, owned by Borrower and encumbered by the Mortgage.

         "NET PROCEEDS" from the issuance of equity or Debt means cash payments received therefrom as and when received, net of all legal, accounting, banking, underwriting, title and recording fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such transaction.

         "NET WORTH" means, as at any date of determination, (i) the aggregate amount of all assets of the Borrower as may be properly classified as such, less
(ii) the aggregate amount of all liabilities of the Borrower as may be properly classified as such, all as determined and classified in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         "NOTE" means the $5,120,000.00 Promissory Note of the Borrower payable to the order of Bank.

         "OBLIGATIONS" means all loans, fees, indebtedness, liabilities, obligations, covenants and duties of the Borrower to the Bank arising under or in connection with this Agreement or any other Loan Documents, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all damages which the Borrower may owe to the Bank by reason of any breach by the Borrower of any representation, warranty, covenant, agreement or other provision of this Agreement or any of the other Loan Documents.

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         "PERSON" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "RATE HEDGING OBLIGATIONS" means any and all obligations and liabilities of the Borrower to the Bank, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including but not limited to Dollar- denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

         "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, and any regulation successor thereto.

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, and any regulation successor thereto.

         "REGULATORY CHANGE" means (i) any new, or any change in any existing, Applicable Law, interpretation, directive or request (whether or not having the force of law) and (ii) any change in the administration or enforcement of any such Applicable Law, interpretation, directive or request, in each case, that becomes effective after the Agreement Date, whether as a result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or a regulatory authority, or otherwise.

         "RENTS EXPENSE" means, with respect to any period of computation thereof, the aggregate amount of lease and rental expense due or scheduled to be due for such period from the Borrower under operating leases, but excluding Capital Leases.

         "REPRESENTATION AND WARRANTY" means each representation and warranty made by Borrower pursuant to or under this Agreement or any other Loan Document,
(ii) any amendment of or waiver or consent under this Agreement, (iii) any Schedule to this Agreement or any such amendment, waiver or consent, or (iv) any statement contained in any certificate, financial statement, or other instrument or document delivered by or on behalf of the Borrower pursuant to any Loan Document, whether or not (except as expressly provided to the contrary herein), in the case of any representation or warranty referred to in this definition, the information that is the subject matter thereof is within the knowledge of the Borrower.

         "RESERVE REQUIREMENT" means at any time the then current maximum rate at which reserves (including any marginal, supplemental or emergency reserve) are required to be maintained under Regulation D by member banks of the Federal Reserve System in Miami with deposits comparable in amount to those of the Agent against "Eurocurrency liabilities", as that term is used in Regulation D. The Adjusted LIBOR Rates shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

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         "RESTRICTED PAYMENT" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding other than those payable solely to the Borrower or in connection with a repricing, revesting or exchange of options; and (d) any issuance and sale of Capital Securities of any Subsidiary of the Borrower (or any option, warrant or right to acquire such stock) other than to the Borrower.

         "SECURITY INTERESTS" means the Mortgage lien, pledges and collateral assignments created by the Mortgage and other Loan Documents.

         "SOLVENT" means, when used with respect to any Person (and giving effect to the Borrower's funding from time to time of a Subsidiary's liabilities and obligations), that at the time of determination:

                  (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent Obligations; and

                  (b) it is then able and expects to be able to pay its debts as they mature; and

                  (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "SUBSIDIARY" means any corporation or other entity in which 50% or more of its outstanding Voting Stock or 50% or more of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries.

         "SUBSIDIARIES" means, collectively, Tiger Construction, Inc., a
Florida corporation, Precision Relay Services, Inc., a Florida corporation, Precision Response of Colorado, Inc., a Delaware corporation, Precision Response of North America, Inc., a Delaware corporation, and any other Subsidiary acquired or created after the Agreement Date.

         "TAX" means any federal, state or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits other than income and franchise taxes imposed upon a Bank by the federal government, the State of Florida (or any political subdivision thereof), and any other jurisdiction (or any political subdivision thereof) in which such Bank has its head office or lending office for this Loan.

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         "TOTAL CAPITALIZATION" means, as of any date on which the amount thereof is to be determined, the sum of Funded Debt as of that date plus net worth as of that date.

         "VOTING STOCK" means, with respect to any Person, Capital Securities of such Person entitling the holder thereof to vote in the election of directors of such Person.

                  (b)      "OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS"

                           (i) Except as otherwise specified herein, all
references herein (A) to any Person, other than the Borrower or any Subsidiary, shall be deemed to include such Person's successors, transferees and assignees, but only, in the case of transferees and assignees of the Banks, to the extent the applicable transfer or assignment complies with the provisions of this Agreement, (B) to the Borrower or any Subsidiary shall be deemed to include such Person's successors, (C) to any Applicable Law specifically defined or referred to herein shall be deemed references to such Applicable Law as the same may be amended or supplemented from time to time, and (D) to any Contract defined or referred to herein shall be deemed references to such Contract (and, in the case of any instrument, any other instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

                           (ii) When used in this Agreement, "herein", "hereof"
and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, and "Section" (and/or "Section") or "subsection" and "Schedule" and "Exhibit" shall refer to sections and subsections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

                           (iii) Whenever the context so requires, when used in
this Agreement the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.

                           (iv) In this Agreement in the computation of periods
of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                           (v) The words "includes" and "including" when used
herein are not limiting.

                           (vi) Each term defined in Article 1 or Article 9 of
the Florida Uniform Commercial Code shall have the meaning ascribed to it therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such term shall have the meaning ascribed to it in the Uniform Commercial Code of the applicable jurisdiction.

         SECTION 1.02 ACCOUNTING TERMS AND MATTERS. Unless the context otherwise requires, all accounting terms herein (including capitalized terms) that are not specifically defined herein shall be interpreted and determined under Generally Accepted Accounting Principles applied on a Consistent Basis. Unless otherwise specified herein, all accounting determinations hereunder and all computations

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utilized by the Borrower in complying with the covenants contained herein shall be made, and all financial statements requested to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, except, in the case of such financial statements, for departures from Generally Accepted Accounting Principles that may from time to time be approved in writing by the independent certified public accountants who are at the time, in accordance with SECTION 6.01, reporting on the financial statements of the Borrower.

         SECTION 1.03 CAPTIONS. Section and subsection captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 1.04 NEUTRAL INTERPRETATION. This Agreement and each other Loan Document has been thoroughly reviewed by counsel for the Borrower and the Subsidiaries. No provision of this Agreement or other Loan Document shall be construed less favorably to the Bank because it was drafted by the Bank's counsel.

SECTION 2. DEFINITIONS AND INTERPRETATION

         SECTION 2.01 LOAN REPAYMENT. The Borrower shall repay the Loan to Bank in accordance with the payment provisions contained in the Note, which is incorporated by reference herein.

         SECTION 2.02 LOAN HOLDBACK. The amount of One Million One Hundred Twenty Thousand Dollars ($1,120,000.00) shall not be disbursed to Borrower at Closing, and shall constitute the "Interior Improvement Holdback". The Interior Improvement Holdback shall be disbursed to Borrower upon the substantial completion by Borrower of the interior improvements to the Mortgaged Property in a lien free manner to the satisfaction of Bank. The Borrower agrees to substantially complete the interior improvements within one hundred eighty (180) days from the date hereof. The interior improvements shall be deemed to be substantially completed at such time as (a) Borrower has obtained a Certificate of Occupancy or Completion for the premises and improvements, and (b) Borrower has obtained a contractor's final lien release from all contractors who have worked on the interior improvements, and (c) Bank's inspector (I.E., an inspector designated by Bank) has inspected the interior improvements and has verified to Bank that the interior improvements have been substantially completed and (d) Borrower has furnished to Bank an updated endorsement to the title policy insuring the Mortgage confirming the absence of liens on the Mortgaged Property. In the event that Borrower fails to substantially complete the interior improvements in accordance with this Section 2.02 within 180 days from the date hereof, then Bank shall not be obligated to advance the Interior Improvement Holdback and at the option of Bank the amount of the Loan shall be deemed reduced by the amount of the Interior Improvement Holdback. The failure of Borrower to substantially complete the interior improvements within 180 days in accordance with this Section 2.02 shall not be deemed to constitute a Default under this Agreement and the only consequence of such failure shall be a reduction in the amount of the Loan, but the foregoing shall not be deemed to permit any construction liens to attach to the Mortgaged Property. The Interior Construction Holdback shall not be deemed an advance of funds to the Borrower and shall not bear interest unless and until such funds are advanced to Borrower.

         SECTION 2.03 INTEREST ON LOAN.

                  (a) INTEREST RATE. The Loan shall bear interest on the outstanding principal amount thereof until due at a rate per annum equal to the floating Adjusted LIBOR Rate plus one hundred fifty basis points (Libor + 1.50%).

                  (b) DEFAULT INTEREST. If all or any part of the Loan is not paid when due (whether at maturity, by reason of acceleration or otherwise), and/or after the occurrence of an Event of Default at the option of Bank, such unpaid amount shall bear interest for each day during the period from the date such amount became so due until it is paid in full (whether before or after judgment) at a rate per annum equal to the Default Rate.

                  (c) MAXIMUM INTEREST RATE. Nothing contained in this Agreement or any Note shall require the Borrower to pay interest at a rate exceeding the Maximum Permissible Rate. If, but for this provision, the Borrower would be deemed obligated to pay interest at a rate which exceeds the Maximum Permissible Rate, or, if any of the Obligations are paid or become payable before its originally scheduled maturity and as a result the Borrower has paid or would be obligated to pay interest at such an excessive rate, then (i) the Borrower shall not be obligated to pay interest to the extent it exceeds the Maximum Permissible Rate; (ii) if the outstanding Obligations have not been accelerated as provided in this Agreement, any such excess interest that has been paid by the Borrower shall be refunded; (iii) if the outstanding Obligations have been accelerated as provided in this Agreement, any such excess that has been paid by the Borrower shall be applied to the Obligations; and (iv) the effective rate of interest shall be deemed automatically reduced to the Maximum Permissible Rate.

                  (d) COMPUTATION OF INTEREST. All interest and fees payable pursuant to this Agreement or the Note shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first but excluding the last day, which, in the case of any Interest Period, means from the first day of such Interest Period to the last day thereof). If the date for any payment of principal is extended (whether by operation of this Agreement, any provision of law or otherwise), interest shall be payable for such extended time.

         SECTION 2.04 OPTIONAL PREPAYMENTS OF LOAN. The Borrower may at any time and from time to time, upon two Business Days' advance notice, prepay the Loan in whole or in part without premium or penalty, except that any prepayment shall be in a principal amount of a whole multiple of $100,000, and only on the last day of an Interest Period.

         The Borrower shall also have the right, upon two Business Days advance notice, to prepay the Loan in full and terminate this Agreement, provided that
(i) any prepayment shall be subject to the provisions hereinabove set forth and
(ii)the written notice from Borrower must specify that Borrower desires to terminate this Agreement and prepay in full the Loan.

         SECTION 2.05 MANNER AND ALLOCATION OF PAYMENTS. Unless otherwise provided herein, all payments and deposits due by the Borrower to the Bank with respect to the Note shall be made not later than 12:00 noon (Miami time), on the due date thereof, in Dollars and in funds immediately available to the Bank at the Bank's Office, without any deduction whatsoever, including, but not limited to, any deduction for any set-off, recoupment, counterclaim or Tax. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date of such payment shall be extended to the next succeeding Business Day and any extension shall be included in computing interest and fees, if any, in connection with such payment. Except as otherwise expressly stated in this Agreement, all payments received from the Borrower shall be applied first to pay fees, commissions and other charges (other than interest) then due, next to pay interest then due and the remainder, if any, to pay the outstanding principal of the Loan. The Borrower hereby authorizes Bank, if and to the extent payment owed to Bank is not made when due hereunder or under the Note, to charge from time to time against any or all of the Borrower's accounts with the Bank any amount so due.

SECTION 3. CERTAIN REPRESENTATIONS AND WARRANTIES OF BORROWER

         In order to induce the Bank to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Bank as follows:

         SECTION 3.01 ORGANIZATION: POWER; QUALIFICATION; COMPLIANCE: The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power and authority to own its properties and to carry on its businesses as now being and proposed to be hereafter conducted, is duly qualified, is in good standing, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization. The Borrower is conducting its business in compliance with all Applicable Laws.

         SECTION 3.02   Intentionally Deleted.

         SECTION 3.03 SOLVENCY. The Borrower will be Solvent after giving effect to the transactions contemplated by the Loan Documents.

         SECTION 3.04 AUTHORIZATION AND COMPLIANCE OF AGREEMENT AND NOTE. The Borrower has the corporate power, and has taken all necessary corporate (including stockholder, if necessary) action to authorize it to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, to incur its other obligations under this Agreement and each of the other Loan Documents to which it is a party and to borrow hereunder. Each of this Agreement and the other Loan Documents delivered on the Agreement Date has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower and, enforceable against the Borrower in accordance with its terms subject to the applicable bankruptcy and insolvency laws and other laws affecting the enforceability of creditors rights, generally.

         SECTION 3.05 LITIGATION. Except as set forth on Exhibit A, as of the Agreement Date there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending (or to the knowledge of the Borrower probable to be asserted), against or in any other way relating to or affecting (a) the Borrower or the business or any property of the Borrower, except actions, suits or proceedings that, if adversely determined, would not, (i) singly result in liability more than $250,000.00 above the amount of insurance coverage in effect with respect thereto or (ii) in the aggregate for the Borrower result in liability more than $500,000.00 above the amount of insurance coverage in effect with respect thereto or (iii) singly or in the aggregate otherwise have a Materially Adverse Effect.

         SECTION 3.06 BURDENSOME PROVISIONS. The Borrower is not a party to or bound by any Contract or Applicable Law that could have a Materially Adverse Effect.

         SECTION 3.07 NO MATERIAL ADVERSE CHANGE OR EVENT. Between September 30, 1997 and the Agreement Date, no change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, has occurred, and no event has occurred or failed to occur, which has had or might reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Materially Adverse Effect. (In determining whether an adverse change has occurred, it is understood that such an adverse change may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default shall have occurred and be continuing.)

         SECTION 3.08 NO ADVERSE FACT. No fact or circumstance is known to the Borrower as of the Agreement Date which, either alone or in conjunction with all other such facts and circumstances, has had or might reasonably be expected in the future to have (so far as the Borrower can foresee) a Materially Adverse Effect that has not been set forth or referred to in the financial statements referred to herein or in a writing specifically captioned "Disclosure Statement" and delivered to the Bank prior to the Agreement Date.

         SECTION 3.09 TITLE TO PROPERTIES. The Borrower has title to its properties reflected on the financial statements referred to in its most recent Form 10-Q subject to no Liens or material adverse claims except as disclosed thereon and except Permitted Liens.

         SECTION 3.10 FUNDED DEBT. All agreements relating to Funded Debt of the Borrower, or commitments or agreements to permit the Borrower to incur Funded Debt (other than any Loan Document), are listed on Exhibit B.

         SECTION 3.11 PATENTS, TRADEMARKS, ETC. The Borrower owns, or is licensed or otherwise has the lawful right to use, all trademarks, copyrights, technology, know-how and processes ("Intellectual Property") used in or necessary for the conduct of its business as currently in any material respect conducted. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person.

         SECTION 3.12 MARGIN STOCK. The proceeds of the Loan will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans a "purpose credit" within the meaning of Regulation U. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.

         SECTION 3.13 INVESTMENT COMPANY. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
SECTION 80a-1, et seq.). The application of the proceeds of the Loan and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by the Loan Documents will not violate any provision of that statute, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.

         SECTION 3.14 NO DEFAULT. As of the date hereof, there exists no Default or Event of Default.

         SECTION 3.15 HAZARDOUS MATERIALS. The Borrower is in compliance with all applicable Environmental Laws in all material respects. The Borrower has not been notified in writing of any action, suit, proceeding or investigation which, and the Borrower is not aware of any facts which, (i) calls into question, or could reasonably be expected to call into question, compliance by the Borrower with any Environmental Laws, (ii) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (iii) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law to which the Borrower is not currently subject, which in the case of any matter described in items (i), (ii) or (iii) above would result in a Material Adverse Effect.

SECTION 4. CERTAIN AFFIRMATIVE COVENANTS

         Until the Note is paid in full, unless the Bank shall otherwise consent in writing, the Borrower shall, and where applicable shall cause each Subsidiary to:

         SECTION 4.01 PRESERVATION OF EXISTENCE AND PROPERTIES, SCOPE OF BUSINESS, COMPLIANCE WITH LAW, PAYMENT OF TAXES AND CLAIMS. (a) Preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business as presently conducted, all in accordance with customary and prudent business practices, (c) engage only in the business in which it is engaged as of the Agreement Date and related businesses that in the Bank's reasonable judgment are closely related thereto, (d) comply with all Applicable Laws, (e) pay or discharge when due (or as permitted by the Mortgage) all Taxes owing by it or imposed upon its property (for the purposes of this clause, such Taxes shall be deemed to be due on the date after which they become delinquent), and all liabilities which might become a Lien on any of its properties, (f) take all action and obtain all consents and Governmental Approvals required so that its obligations under the Loan Documents will at all times be valid and binding and enforceable in accordance with their respective terms, and (g) obtain and maintain all licenses, permits and approvals of Governmental Authorities and as are required for the conduct of its business as presently conducted.

         SECTION 4.02 INSURANCE. Maintain insurance with responsible insurance companies against such risks and in such amounts as is customarily maintained by similar businesses, as may be required by the Mortgage or by Applicable Law, or as may be reasonably requested by the Bank.

         SECTION 4.03 USE OF PROCEEDS. Use the Loan only for general corporate purposes (including refinancing of an existing mortgage loan) and refrain from using proceeds of any Loan to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock (if requested by the Bank, the Borrower shall furnish to the Bank statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U).

SECTION 5. CERTAIN NEGATIVE COVENANTS

         The Borrower shall not:

         SECTION 5.01 NET WORTH. Permit Net Worth to be less than (i) as at the last day of each succeeding fiscal quarter of the Borrower and until (but excluding) the last day of the next following fiscal quarter of the Borrower, the sum of (A) the amount of $88,317,000.00 plus (B) 85% of the net income (with no reduction for net losses during any period) for the fiscal quarter of the Borrower ending on such day plus (C) 100% of the aggregate Net Proceeds of the issuance of equity securities or other capital investments.

         SECTION 5.02 FUNDED DEBT TO EBITDA RATIO. Permit the ratio of Funded Debt as at the end of any Four-Quarter Period to EBITDA for such Four-Quarter Period to exceed 2.50 to 1.0.

         SECTION 5.03 FIXED CHARGE COVERAGE RATIO. Permit the ratio of (a) the sum of EBITDA for any Four-Quarter Period plus Rents Expense for such Four-Quarter Period to (b) the sum of interest expense for such Four-Quarter Period plus Rents Expense for such Four-Quarter Period plus income tax expense for such Four-Quarter Period plus 20% of Funded Debt outstanding as of the last day of the applicable Four-Quarter Period to be less than 2.00 to 1.00 as of the last day of each Four- Quarter Period.

         SECTION 5.04 CAPITAL EXPENDITURES. Make or become committed to make Capital Expenditures which exceed in the aggregate (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be carried forward to a subsequent period) $30,000,000 in Fiscal Year 1998 and $35,000,000 in any later Fiscal Year.

         SECTION 5.05 FUNDED DEBT TO CAPITALIZATION. Permit the ratio of total Funded Debt to Total Capitalization to exceed .50 to 1.0.

         SECTION 5.06 FUNDED DEBT. Incur, create, assume or permit to exist any Funded Debt, however evidenced, except:

                  (a) Funded Debt existing as of the Closing Date; provided, none of the instruments and agreements evidencing or governing any such Funded Debt shall be amended, modified or supplemented in any material respects after the Closing Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date;

                  (b) the Obligations and Rate Hedging Obligations;

                  (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (d) Funded Debt incurred in connection with Acquisitions permitted hereunder; and

                  (e) Funded Debt incurred to purchase property, plant and equipment of the Borrower and its Subsidiaries in a cumulative amount not to exceed $10,000,000.

         SECTION 5.07 TRANSFER OF ASSETS. Sell, lease, transfer or otherwise dispose of any assets of the Borrower or any Subsidiary (including any ownership interest in any Material Subsidiary) other than (a) dispositions of inventory in the ordinary course of business, (b) dispositions of equipment or real property which, in the aggregate during any Fiscal Year, have a fair market value or book value, whichever is less, of $5,000,000 or less and is not replaced by equipment having at least equivalent value, (c) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, no longer best used or useful in its business or that of any Subsidiary, (d) transfers of assets necessary to give effect to merger or consolidation transactions permitted by this Agreement, and (e) subleases of offices or other facilities of Borrower or its Subsidiaries no longer used in their business.

         SECTION 5.08 INVESTMENTS. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any investment whatsoever in any other Person or permit to exist any loans or advances to any Person, except that the Borrower may maintain investments or invest in:

                  (a) securities of any Person acquired in an Acquisition permitted hereunder;

                  (b)      Eligible Securities;

                  (c) investments in Persons existing as of the date hereof as set forth in Schedule 6.09;

                  (d) loans and advances to employees and independent contractors of Borrower or its Subsidiaries not in excess of $250,000.00 in the aggregate;

                  (e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities or other assets received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

                  (f)      investments in Subsidiaries.

         SECTION 5.09 MERGER AND CONSOLIDATION. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets; provided, however, (i) any Subsidiary of the Borrower may merge, sell, transfer, lease or otherwise dispose of, all or substantially all of its assets into or consolidate with the Borrower or any wholly-owned Subsidiary of the Borrower, (ii) any Subsidiary may liquidate, windup or dissolve so long as all of its assets (subject to its liabilities) are transferred to Borrower or to another Subsidiary, and (iii) any other Person may merge into or consolidate with the Borrower or any wholly-owned Subsidiary and any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by this Agreement, provided further, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including a Guaranty Agreement, and take such other action as the Agent may require to evidence or confirm its express assumption of the obligations and liabilities (if any) of its predecessor entities under the Loan Documents.

         SECTION 5.10 RESTRICTED PAYMENTS. Make or agree to make any Restricted Payment or apply or set apart any of their assets therefor.

         SECTION 5.11 ACQUISITIONS. Enter into any Contract, binding commitment or other binding arrangement providing for any Acquisition, or solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as the Borrower or any of its Subsidiaries, (ii) the Cost of Acquisition (excluding out-of-pocket transaction costs for services and expenses of attorneys, accountants, and other consultants incurred in effecting such transaction and other similar transactions and closing costs so incurred, all of which may be paid in cash) does not exceed $3,000,000 and is paid entirely in stock, and (iii) an Authorized Representative shall have furnished the Bank with a certificate to the effect that no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and the Borrower shall have furnished to the Bank (A) pro forma historical financial statements as of the end of the most recently completed fiscal period of the Borrower (whether quarterly or year end) giving effect to such Acquisition and assuming that any debt incurred to effect such Acquisition shall be deemed to have been outstanding during the Four-Quarter Period preceding such Acquisition and to have borne a rate of interest during such period equal to that rate in existence at the date of determination and (B) a certificate in form and substance satisfactory to the Bank prepared on a historical pro forma basis giving effect to such Acquisition as of the most recent fiscal quarter of the Borrower then ended, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereof, and (iii) the Person acquired shall be a Subsidiary, or be merged into or with the Borrower or one of its Subsidiaries, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary).

         SECTION 5.12 TRANSACTIONS WITH AFFILIATES. After the date hereof, enter into any transaction, including without limitation the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services or as may otherwise be approved by a majority vote of the Compensation Committee of the Borrower's Board of Directors, (b) that the Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by the Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate. Notwithstanding anything to the contrary contained herein, any transaction or agreement with an Affiliate in connection with such Affiliate's employment or compensation (including salary, bonus, stock options and other benefits) payable or provided by the Borrower which is approved by the Borrower's Compensation Committee comprised of at least a majority of independent Directors shall be deemed to have satisfied the requirements of items (a), (b) and (c), above.

         SECTION 5.13 FISCAL YEAR. Change its Fiscal Year or that of any Subsidiary.

         SECTION 5.14 DISSOLUTION, ETC. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except as to any Subsidiary to the extent permitted under SECTION 5.09.

         SECTION 5.15 LIMITATIONS OF SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Subsidiary.

         SECTION 5.16 CHANGE IN CONTROL. Cause or permit to exist or occur any Change of Control.

         SECTION 5.17 CUSTOMER LISTS AND TRADENAMES. Sell, assign, encumber or otherwise dispose of any of its customer lists or any tradename at any time used by it, except for the licensing thereof in the ordinary course of business.

         SECTION 5.18 CIRCUMVENTION. Do anything indirectly that this Agreement would prohibit its doing directly.

SECTION 6. INFORMATION

         SECTION 6.01 FINANCIAL STATEMENTS AND INFORMATION TO BE FURNISHED. Until the Note is paid in full, the Borrower shall deliver to the Bank:

                  (a) QUARTERLY FINANCIAL STATEMENTS; OFFICER'S CERTIFICATE. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, (i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statements of income, and cash flows for such quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period.

                  (b) YEAR-END STATEMENT; ACCOUNTANTS' AND OFFICER'S CERTIFICATES. As soon as available and in any event within 90 days after the end of each Fiscal Year, (i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each Fiscal Year, and the notes thereto, and the related consolidated statements of income, shareholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, with respect to the consolidated financial statements, opinions of Coopers & Lybrand LLP, or other such independent certified public accountants of national standing selected by the Borrower and reasonably acceptable to the Bank, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower and without any exception not acceptable to the Bank.

                  (c) SEC MATERIALS; MANAGEMENT LETTERS. Promptly upon their becoming available to the Borrower, a copy of (i) all Form 10-Qs, 10-Ks and other regular or special reports or effective registration statements which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letters submitted to the Borrower or any Subsidiary by independent accountants in connection with the annual audit of the Borrower or any Subsidiary.

                  (d) ADDITIONAL MATERIALS.

                           (i) Promptly upon the sending thereof, copies of all
notices, reports and other communications from the Borrower to any of its shareholders or securities holders generally;

                           (ii) Promptly upon the Borrower's becoming aware
thereof, notice of each federal statutory Lien, tax or other state or local government Lien or other Lien (other than the Permitted Liens) filed against the property of the Borrower or any Subsidiary;

                           (iii) From time to time and within a reasonable time
after request of the Bank, such data, certificates, reports, statements, documents or further information regarding this Agreement, any other Loan Document, any Loan, any Collateral or any other transaction contemplated hereby, or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or the Subsidiaries, as the Bank may reasonably request, in each case in form and substance, with a degree of detail, and certified in a manner reasonably satisfactory to the Bank.

                           (iv) NOTICE OF DEFAULTS, LITIGATION AND OTHER
MATTERS. Promptly after its occurrence, notice of: (i) any Default; (ii) the commencement of any action, suit or proceeding or investigation in any court or before any arbitrator of any kind or by or before any Governmental Authority or non-governmental body against or in any other way relating adversely to or affecting (A) the Borrower, any Subsidiary or any of their respective businesses or properties, that, if adversely determined, (1) singly would result in liability more than $250,000.00 (whether or not covered by insurance) or (2) in the aggregate for the Borrower and the Subsidiaries would result in liability more than $500,000.00 (whether or not covered by insurance) or (3) otherwise might, singly or in the aggregate, have a Materially Adverse Effect, or (B) in any material way this Agreement or the other Loan Documents or any transaction contemplated hereby or thereby; (iii) any amendment of the certificate of incorporation or bylaws of the Borrower; and (iv) any significant development in any lawsuits described in Exhibit A.

         SECTION 6.02 ADDITIONAL AGREEMENTS RELATING TO DISCLOSURE. From the Agreement Date until the Note is paid in full, the Borrower shall:

                  (a) ACCOUNTING METHODS AND FINANCIAL RECORDS. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered and (ii) the determination of the Borrower's compliance with the terms of this Agreement and the other Loan Documents.

                  (b) VISITS AND INSPECTIONS. Permit representatives (whether or not officers or employees) of the Bank, from time to time during normal business hours, and as often as may be reasonably requested, to (i) visit and inspect any properties of the Borrower and any Subsidiary, (ii) inspect and make extracts from its books and records (including but not limited to management letters prepared by the Borrower's independent accountants) and its customer lists,
(iii) discuss with principal officers of the Borrower and the Borrower's independent accountants the businesses, assets, liabilities, financial conditions, results of operations and business prospects of the Borrower and any Subsidiary and (iv) inspect the Collateral and the premises upon which any of the Collateral is located, and verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral. In the event that any of the Collateral is under the exclusive control of any third party, the Borrower shall cause such parties to make such inspection rights available to the Agent.

SECTION 7. DEFAULT

         SECTION 7.01 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or quasi-governmental body:

                  (a) The Borrower shall fail to pay any amount in respect of principal of the Loan when and as due (whether at maturity, acceleration or otherwise) in accordance with the terms of this Agreement and the Note; or the Borrower shall fail to pay any amount owing in respect of interest, fees, commissions or other charges due under this Agreement or any other Loan Document, when and as due (whether as stated, by reason of notice of prepayment or acceleration or otherwise) in accordance with the terms of this Agreement or such other Loan Documents; or

                  (b) Any Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made; or

                  (c) An Event of Default shall occur under that certain Credit Agreement dated as of March 2, 1998 between Borrower and Bank.

                  (d) The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than one described in clauses (a), (b), (c), (h), (i), (k),
(l), (m), (n) or (o) of this SECTION 7.01) and such default shall remain uncured for a period of 30 days; or

                  (e) The Borrower shall fail to pay, in accordance with its terms and when due and payable, after giving effect to any notice, cure or grace periods, the principal of or interest on any Funded Debt having an aggregate outstanding balance in excess of $100,000 (other than the Obligations), or the maturity of any such Funded Debt, in whole or in part, shall have been accelerated, or any such Funded Debt, in whole or in part, shall have been required to be prepaid prior to the stated maturity thereof, in accordance with the provisions of any Contract evidencing, providing for the creation of or concerning such Funded Debt or, if any event shall have occurred and be continuing that would permit any holder or holders of such Funded Debt, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity or require any such prepayment; or

                  (f) A default shall occur and be continuing under any Contract (other than a Contract relating to Funded Debt to which clause (d) of this SECTION 7.01 is applicable) binding upon the Borrower, except such a default that, together with all other such defaults, has not had and will not have a Materially Adverse Effect on (i) the Borrower or (ii) the Loan Documents or the Obligations; or

                  (g) (i) Borrower shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect) or under any other bankruptcy or insolvency law of any jurisdiction , (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

                           (ii) A case or other proceeding shall be commenced
against Borrower in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of such Borrower of all or any substantial part of the assets, domestic or foreign, of Borrower or, and, in each case, such case or proceeding shall continue undismissed or unstayed for a period of 60 days, or an order granting the relief requested in such case or proceeding against such Borrower (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

                  (h) (i) A judgment or order for the payment of money in an amount that (A) individually, exceeds by $250,000.00 or (B) when aggregated with all other unpaid judgments outstanding against the Borrower, exceeds by $500,000.00, the amount of insurance coverage applicable thereto shall be entered against the Borrower by any court and (ii) either (A) such judgment or order shall continue undischarged and/or unbonded or unstayed for a period of 30 days or (B) enforcement proceedings shall have been commenced upon such judgment or order; or

                  (i) The Mortgage shall fail or cease to be fully perfected, enforceable in accordance with its terms, and prior to the rights of all third parties or any loss, theft, damage or destruction of any item or items of Collateral occurs which either (i) has or is reasonably likely to have a Material Adverse Effect or (ii) materially and adversely affects the operation of the Borrower's business and is not covered by insurance as required therein; or

                  (j) Any material provision of any Loan Document, or any portion of any obligation for the payment of money under any Loan Document, shall fail or cease to be in full force and effect, or Borrower shall make any written statement or bring any action challenging the enforceability or binding effect of any of the Loan Documents or the Mortgage; or

                  (k) The dissolution of the Borrower shall occur; or

                  (l) Any Change of Control shall occur; or

                  (m) The Borrower shall engage in any conduct or activity that is illegal or there shall be filed against Borrower any criminal action, suit or proceeding under any federal or state racketeering statute (including without limitation the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding is not dismissed within 120 days and could result in a Material Adverse Effect; or

                  (n) All or any part of the property of Borrower is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of any Borrower shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority and the same has or is reasonably likely to have a Material Adverse

Effect, unless the same is being contested in good faith by proper proceedings diligently pursued and a stay of enforcement is in effect; or

                  (o) The Borrower breaches any of the material terms or conditions of any agreement under which any Rate Hedging Obligation is created and such material breach continues beyond any applicable grace period, or any action is taken by the Borrower to discontinue (except with the consent of Bank if it is a counterparty to such agreement) or assert the invalidity or unenforceability of any such agreement or Rate Hedging Obligation; or

         SECTION 7.02 REMEDIES UPON EVENT OF DEFAULT. Upon and at any time after occurrence of any Event of Default (other than one specified in Section 7.01(g)) involving the Borrower), the Bank may, do any or all of the following: (a) declare, in whole or, from time to time, in part, by notice to the Borrower, the principal of, interest on and any other components of the Obligations to be, and the same shall thereupon become, due and payable to the Bank. Upon the occurrence of an Event of Default specified in Section 7.01(g) involving the Borrower, automatically and without any notice, the Obligations shall be due and payable in full. Presentment, demand, protest, and all notices of any kind (other than notices expressly provided for in this Section 7) are hereby expressly waived. The remedies specified in this Section 7.02 shall be in addition to and not in limitation of the remedies set forth elsewhere herein and in the other Loan Documents or provided by Applicable Law

SECTION 8. CHANGES IN CIRCUMSTANCES; YIELD MAINTENANCE; AND ILLEGALITY

         SECTION 8.01 INCREASED COSTS OR REDUCED RETURNS. If, after the Agreement Date, any Regulatory Change, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency:

                  (a) subjects the Bank to any Tax with respect to any LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or change the basis of taxation of any amounts payable to such Bank (or its Lending Office) under this Agreement in respect of any LIBOR Rate Loans (other than Taxes imposed on the overall net income of such Bank by the jurisdiction in which the Bank has its principal office of the Lending Office);

                  (b) imposes, modifies, or deems applicable any reserve, special deposit, assessment, or similar requirement (other than the reserve requirement utilized in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Lending Office); or

                  (c) imposes on the Bank (or its Lending Office) or the London interbank market any other material adverse condition affecting any of its material obligations or rights under this Agreement, or any of such extensions of credit or liabilities or commitments; and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making, converting into, continuing, or maintaining any Loan or to reduce any sum received or receivable by the Bank (or its Lending Office) under this Agreement or the Note with respect to any Loan, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost of reduction.

         SECTION 8.02 CAPITAL ADEQUACY. If, after the Agreement Date, Bank shall have determined that any Regulatory Change regarding, or any request or directive regarding, capital adequacy (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of the Bank's obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to the Bank additional amount or amounts as will compensate such Bank for such reduction or, in the alternative, Borrower may elect to satisfy in full all of the Obligations and to terminate this Agreement, provided that Borrower pays to Bank all amounts owed up to the date of termination.

         SECTION 8.03 NOTICE TO BORROWER. Bank shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to SECTION 8.01 or
SECTION 8.02 and shall designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under SECTION 8.01 or SECTION 8.02 shall furnish to the Borrower a reasonably detailed statement setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof which shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

         SECTION 8.04 LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any LIBOR Rate Loan:

                  (a) The Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

                  (b) the Bank determines that the LIBOR Rate will not adequately and fairly reflect the cost to the Bank of funding LIBOR Rate Loan for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to continue LIBOR Rate Loan and the Borrower shall, on the last day of the then current Interior Period for each outstanding LIBOR Rate Loan prepay such Loan or convert such Loan to a prime based loan yielding a return which in the sole opinion of Bank is equivalent to the yield under the LIBOR based rate.

         SECTION 8.05 COMPENSATION. Upon the request of Bank, the Borrower shall pay to Bank such amount or amounts as shall be sufficient (in the reasonable determination of such Bank) to compensate it for any loss, cost or expense (including loss of anticipated profits) incurred by it as a result of:

                  (a) any payment or prepayment of a LIBOR Rate Loan for any reason (including without limitation, the acceleration of the Loan pursuant to the terms hereof) on a date other than the last day of the Interest Period for such LIBOR Rate Loan; or

If Bank claims compensation under this Section 8.05, the Bank shall furnish a certificate to the Borrower that states the amount to be paid to it hereunder and includes a description of the method used by the Bank in calculating such amount. The Borrower shall have the burden of proving that the amount of any such compensation calculated by Bank is not correct. Any compensation payable by the Borrower to Bank under this Section 8.05 shall be payable without regard to whether Bank has funded this Loan through the purchase of deposits in any amount or of a maturity corresponding to the deposits used as a reference in determining the LIBOR Rate.

         SECTION 8.06 TAXES. (a) Any and all payments made by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any present or future Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any amount payable hereunder or under the Note, (i) the amount payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this SECTION 8.08) the Bank receives an amount equal to the amount the Bank would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any present or future intangible or documentary stamp taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Note or the Loan (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this SECTION 8.08) paid by the Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted and provided, however, that Bank has given the Borrower written notice of and an opportunity to contest same to the extent Borrower, within 10 business days of receipt of such written notice, advises Bank in writing that Borrower reasonably believes that such Taxes and Other Taxes were not correctly or legally asserted and Bank is provided currently therewith with adequate security to cover its liability if such Taxes or Other Taxes are ultimately determined to be due . Such indemnification shall be made within 10 Business Days from the date Bank makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing such payment. If no Taxes are payable in respect of any such payment, the Borrower shall furnish to Bank a certificate from each appropriate taxing authority or an opinion of counsel acceptable to Bank, in either case stating that such payment is exempt from or not subject to Taxes.

SECTION 9. MISCELLANEOUS

         SECTION 9.01   NOTICES.

                  (a) MANNER OF DELIVERY. All notices and other communications under this Agreement shall, except in those cases where a telephone notice is expressly permitted, be in writing (which shall include communications by telefax). All written notices and communications shall be sent by registered or certified mail, postage prepaid, return receipt requested, by prepaid telefax, reputable overnight courier, freight prepaid, or delivered by hand.

                  (b) ADDRESSES. All notices and other communications under this Agreement shall be given at the following respective addresses and telefax and telephone numbers and to the attention of the following Persons:

                      (i)      If to the Borrower:

                                       1505 N.W. 167th Street
                                       Miami, Florida 33169
                                       Attention: Joseph E. Gillis,
                                                  Vice President and Treasurer

                                       Telefax No.:   (305) 626-4652
                                       Telephone No.: (305) 816-4828

                                       With a copy to:

                                       Bilzin Sumberg Dunn Price & Axelrod LLP
                                       2500 First Union Financial Center
                                       200 South Biscayne Boulevard
                                       Miami, Florida 33131-2336
                                       Attention: Martin Schwartz, Esq.

                                       Telefax No.: (305) 374-7593
                                       Telephone No.: (305) 374-7580

                   (ii)     If to the Bank:

                                    NationsBank, N.A.
                                    100 S.E. 2nd Street, 15th Floor
                                    Miami, Florida 33131
                                    Attention:  Mr. Charles E. Porter,
                                                Senior Vice President

                                    Telefax No.:   (305) 533-2681
                                    Telephone No.: (305) 533-2688

                                    With a copy to:

                                    Shutts & Bowen LLP
                                    1500 Miami Center
                                    201 South Biscayne Boulevard
                                    Miami, Florida 33131
                                    Attention: Joseph D. Bolton, Esq.

                                    Telefax No.: (305) 381-9982
                                    Telephone No.: (305) 358-6300

                           (iii) or at such other address or telefax or
telephone number or to the attention of such other person as the party to whom such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

                  (c) EFFECTIVENESS. Each notice and other communication under this Agreement shall be effective or deemed delivered or furnished (i) if given by mail, on the third Business Day after such communication is deposited in the mail, addressed as above provided, (ii) if given by telefax, when such communication is transmitted to the appropriate number determined as above provided in this SECTION 9.01 and receipt is confirmed and (iii) if given by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided except that notices of a change of address, telefax or telephone number, and notices to the Bank shall not be effective, and materials furnished to the Bank shall not be deemed furnished until received, and in the case of the Bank, such notices and materials shall not be deemed received until physically received by a responsible officer at the Bank's Office not later than noon (Miami time) on any day if such day is to count as a Business Day for the purpose of determining the adequacy of any notice to the Agent hereunder. Where expressly permitted by other provisions of this Agreement, notices may be by telephone, promptly confirmed in writing (which shall include communications by telefax). The failure to give written confirmation of any such notice shall not effect the validity thereof.

                  (d) NO ENTITLEMENT. No notice given to or demand made on the Borrower by the Bank in any instance shall entitle the Borrower to notice or demand in any other instance.

         SECTION 9.02 EXPENSES. The Borrower shall, on demand, pay or reimburse the Bank for (a) all documentary stamp, intangible and similar taxes, and all recording and filing fees, if any, payable in connection with, arising out of or in any way related to the negotiation, preparation, execution, delivery or performance of this Agreement, the other Loan Documents or the Loan, and (b) all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel and other experts) incurred, and all payments made in connection with, arising out of, or in any way related to (i) the negotiation, syndication, preparation, execution and delivery of (A) this Agreement and the other Loan Documents, and (B) (whether or not executed) any waiver, amendment or consent hereunder or thereunder, or hereto or thereto, (ii) the enforcement by the Bank of any of their rights hereunder or any of the other Loan Documents, (iv) protecting, preserving, exercising or enforcing any of the rights of Bank hereunder or any of the other Loan Documents, (v) any claim asserted by any Person other than the Bank (whether asserted before or after the payment, performance and observance in full of the Borrower's Obligations hereunder and under the other Loan Documents) and the prosecution or defense thereof, in any way arising under, related to, or connected with, this Agreement, or any of the other Loan Documents or the relationship established hereunder, and (vi) any governmental investigation arising out of, relating to, or in any way connected with this Agreement or any of the other Loan Documents, provided that the foregoing obligations to pay expenses shall not be applicable to any cost incurred by the Bank to the extent such cost is determined by a judgment of a court that is binding on Bank (as the case may be), final and not subject to review on appeal, to be the result of acts or omissions of Bank (as the case may be), constituting gross negligence or willful misconduct or willful breach of this Agreement.

         SECTION 9.03 BANKS' RIGHT TO CURE. The Bank may from time to time, in its absolute discretion, for the Borrower's account and at the Borrower's expense, pay any amount or do any act required of the Borrower hereunder to preserve, protect, maintain or enforce the Obligations, the Collateral or the Security Interests for the benefit of the Bank, and which the Borrower fails to pay or do, after five (5) days written notice from Bank, including payment of any judgment against the Borrower, insurance premium, taxes or assessments, warehouse charge, financing or processing charge, landlord's claim, and any other Security Interest upon or with respect to the Collateral. All payments that the Bank make pursuant to this Section and all out-of-pocket costs and expenses that the Bank pay or incur in connection with any action taken by them hereunder shall be a part of the Obligations, the repayment of which shall be secured by the Collateral. Any payment made or other action taken by the Bank pursuant to this Section shall be without prejudice to any right to assert an Event of Default hereunder and to pursue the Bank's other rights and remedies with respect thereto.

         SECTION 9.04 RIGHTS CUMULATIVE. The rights and remedies of the Bank under this Agreement and the other Loan Documents shall be cumulative and not exclusive of nor limiting upon any rights or remedies that it would otherwise have, and no failure or delay by Bank or in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or any other power or right. Every indemnification agreement made by the Borrower or the Bank herein shall survive repayment of the Obligations.

         SECTION 9.05 SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Bank, and each of its branches and offices, is hereby authorized by the Borrower, at any time and from time to time, (i) to set off against, and to appropriate and apply to the payment of the Obligations (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Bank, or any such office or branch, to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

         SECTION 9.06 ASSIGNMENTS BY BORROWER. The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank, and any such attempted assignment or transfer shall be null and void.

         SECTION 9.07 SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         SECTION 9.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and permitted assigns.

         SECTION 9.09 SURVIVAL OF OBLIGATIONS. The termination of this Agreement shall not affect any rights of the Borrower or the Bank or any obligation of the Borrower or the Bank arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, Bank is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible set off, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered until the Bank shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         SECTION 9.10 OTHER SECURITY AND GUARANTIES. The Bank may, without notice or demand and without affecting the Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce and release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser, or any Person who has given any Security Interest in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

         SECTION 9.11 NEGOTIATED TRANSACTION. The Borrower, and Bank represent each to the others that in the negotiation and drafting of this Agreement and the other Loan Documents they have been represented by and have relied upon the advice of counsel of their choice.

         SECTION 9.12 NO JOINT VENTURE. Nothing contained in any Loan Document shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or joint venture or of any association between the Bank and the Borrower other than the relationship of creditors and debtor.

         SECTION 9.13 COUNTERPART FACSIMILE EXECUTION. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document.

         SECTION 9.14 FURTHER ASSURANCES; POWER OF ATTORNEY. The Borrower agrees, upon the request of the Bank, to execute and deliver such further acts as Bank may reasonably request in order to fully effectuate the purposes of any Loan Document. The Borrower hereby irrevocably appoints the Bank as its true and lawful attorney-in-fact (such appointment being coupled with an interest) with full power (in the name of the Borrower or otherwise), after the occurrence of an Event of Default, to execute and deliver such documents and do such acts as the Bank may reasonably deem necessary in order to fully effectuate the purposes of this Agreement.

         SECTION 9.15 SUCCESSORS AND ASSIGNS. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. With respect to the Borrower's successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for the Borrower.

         SECTION 9.16 INDEMNIFICATION; LIMITATION OF LIABILITY. The Borrower agrees to indemnify and hold harmless the Bank and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties or operations of Borrower or any Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or willful breach of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this
SECTION 9.16 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Bank, any of its Affiliates, or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans. To the extent that any of the indemnities required from the Borrower under this provision are unenforceable because they violate any Applicable Law or public policy, the Borrower shall pay the maximum amount which it is permitted to pay under Applicable Law.

         SECTION 9.17 GOVERNING LAW. This Agreement and the other Loan Documents shall be construed in accordance with, and governed by, the laws of the State of Florida without regard to any conflicts- of-law principle or rule that would give effect to the law or any other jurisdiction.

         SECTION 9.18 JUDICIAL PROCEEDINGS. ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTIES OF MIAMI-DADE OR BROWARD, FLORIDA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER (A) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURTS AND IRREVOCABLY AGREES (WITHOUT WAIVING ANY RIGHT TO APPEAL) TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (B) IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BANK TO BRING PROCEEDINGS AGAINST THE BORROWER OR OR WITH RESPECT TO THE COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT ONLY IN A COURT LOCATED IN MIAMI-DADE COUNTY IN THE STATE OF FLORIDA.

         SECTION 9.19 WAIVER OF JURY TRIAL. THE BORROWER, AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING, ACTION OR COUNTERCLAIM TO WHICH ANY OF THEM ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE AGREEMENT DATE OR BEFORE OR AFTER PAYMENT, OBSERVANCE AND PERFORMANCE IN FULL OF THE BORROWER'S OBLIGATIONS HEREUNDER OR THEREUNDER. THE BORROWER ACKNOWLEDGES THAT NO REPRESENTATIVE OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, ACTION OR COUNTERCLAIM, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THIS
SECTION 9.19 IS A

MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOAN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first written above.

                                       PRECISION RESPONSE CORPORATION,


                                       By:           /s/ JOSEPH E. GILLIS
                                           -------------------------------------
                                       Name:  JOSEPH E. GILLIS
                                       Title: V.P. AND TREASURER


                                       NATIONSBANK, N.A.,


                                       By:          /s/ CHARLES E. PORTER
                                           -------------------------------------
                                       Name:  CHARLES E. PORTER
                                       Title: SENIOR VICE PRESIDENT


                                       Lending Office:
                                                100 S.E. 2nd Street, 15th Floor
                                                Miami, Florida 33131


                                       Address for Notices:
                                                100 S.E. 2nd Street, 15th Floor
                                                Miami, Florida 33131


                                       Attention:  Mr. Charles E. Porter,
                                                   Senior Vice President

                                       Telefax No.:  (305) 533-2681
                                       Telephone No.:  (305) 533-2688

                                   EXHIBIT A
                                   ---------


                                   LITIGATION
                                   ----------


NATHAN S. DAVIS, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED, V. PRECISION RESPONSE CORPORATION: MARK J. GORDON; PAUL M. O'HARA; DAVID L. EPSTEIN; JAMES F. MURRAY; RICHARD D. MONDRE; BERNARD J. KOSAR, JR.; CHRISTIAN MUSTAD; NEIL A. NATKOW; GOLDMAN SACHS & CO.; DAIN BOSWORTH, INC.; MERRILL
LYNCH & CO.; AND FURMAN SELZ LLC, a class action filed on February 25, 1998 in the United States District Court for the Southern District of Florida (Case No. 98-0334).

                                    EXHIBIT B
                                    ---------


PRECISION RESPONSE CORPORATION
FUNDED DEBT
AS OF APRIL 30, 1998

 LOAN
ENDING                   %                                          ORIGINAL LOAN    MONTHLY         BALANCE
 DATE        TERMS      RATE         BANK OR INSTITUTION               AMOUNT         P & I        AS OF 4/30/98
----------------------------------------------------------------------------------------------------------------

  CAPITAL LEASES
--------------------
Jun-99       Fixed     12.97       Bankers Leasing                  $   15,500.00  $   522.02    $    6,729.64
Jul-99       Fixed     12.22       Bankers Leasing                      15,000.00      499.79    $    6,902.77
Mar-00       Fixed     10.51       OCE' Printing Systems               167,611.00    3,572.00    $   76,816.90
Apr-00       Fixed     11.19       OCE'Printing Systems                 29,026.60      677.06    $   14,478.58
Mar-98       Fixed     11.82       BellSouth Financial #107             66,846.03    2,214.40    $    2,150.26
Jun-98       Fixed     10.16       BellSouth Financial #200             88,358.00    2,867.83    $    5,569.96
Jun-98       Fixed     10.16       BellSouth Financial #300             14,522.85      469.73    $      912.14
Jun-99       Fixed     10.31       BellSouth Financial #400            144,035.92    3,674.36    $   48,164.06
Jun-99       Fixed     10.31       BellSouth Financial #500             32,129.00      819.61    $   10,743.38
Jun-99       Fixed     10.33       BellSouth Financial #600             69,215.00    1,754.29    $   22,992.16
Jun-99       Fixed     10.31       BellSouth Financial #700              8,653.00      189.51    $    2,483.90
Jun-99       Fixed     10.31       BellSouth Financial #800             20,603.00      467.46    $    6,127.35
Jul-99       Fixed     10.33       BellSouth Financial #900              4,918.68      125.52    $    1,755.36
Jun-99       Fixed     10.31       BellSouth Financial #1000            49,959.15    1,274.46    $   16,705.64
Jul-99       Fixed     10.31       BellSouth Financial #1100            44,228.20    1,128.27    $   15,781.99
Apr-99       Fixed     10.29       BellSouth Financial #1101            37,125.90      980.04    $   11,130.38
Jun-99       Fixed     10.31       BellSouth Financial #1300            69,977.02    1.785.12    $   23,399.56
Jun-99       Fixed     10.29       BellSouth Financial 41301            35,681.00      941.90    $   12,347.92
Jul-99       Fixed     10.31       BellSouth Financial #1400             5,762.72      147.01    $    2,056.17
Oct-99       Fixed     10.31       BellSouth Financial #1500            72,276.41    1,894.79    $   31,421.04
Mar-01       Fixed     10.00       CS1                               1,689,859.73   42,505.00    $1,284,716.85
Mar-00       Fixed     10.00       CIT Group                         2,603,051.73   83,299.00    $1,668,079.72
Nov-00       Fixed     10.23       Kronos, Inc.                         48,968.00    1,572.00    $   41.405.95
Nov-00       Fixed     11.01       Kronos, Inc.                        192,539.60    6,246.91    $  163,182.52
Apr-99       Fixed     16.84       Advanta Leasing                     100,000.00    3,557.10    $   42,002.48
Oct-00       Fixed     10.00       AT&T Credit Corp.                   590,998.00   15,956.61    $  422,005.17
Dec-00       Fixed     10.00       AT&T Credit Corp.                 1,023,246.72   26,649.11    $  745,828.19
May-99       Fixed      9.96       Sun Davox                           408,647.00   13,178.22    $  160,147.33
Jun-99       Fixed     10.00       Sanwa                               659,032.00   30,411.40    $   59,094.28
Jan-00       Fixed      6.64       AT&T-davox Add.                      69,379.00    1,982.86    $   39,207.82
Nov-00       Fixed     10.70       Charter Financial                   702,647.50   22,508.04    $  590,163.35

                                                                  --------------------------------------------
            TOTAL CAPITAL LEASES                                  $  9,079,798.76 $273,871.42   $ 5,534,502.82
                                                                  --------------------------------------------

                                                                                               ---------------
NATIONS BANK REVOLVING CREDIT FACILITY BALANCE                                                  $11,216,337.93
                                                                                               ---------------


  DEBT GUARANTEED
--------------------
Jun-98                             SunTrust Bank, Miami, N.A.


(P.R.C.'s guarantee of mortgage on facility known as              --------------------------------------------
"The Harland Building")                                           $  3,468,000.00     N/A       $ 3,468,000.00
                                                                  --------------------------------------------

            TOTAL FUNDED DEBT                                                                   $20,218,840.75
                                                                                               ===============